RESOLUTIONS  REGARDING  AMENDMENT  OF  STOCK  OPTIONS  AND  STOCK  OPTION  PLAN
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WHEREAS,  the  Company  has  granted  stock  options  under  the  Delta Woodside
Industries, Inc. Stock Option Plan (the "DWI Stock Option Plan") that remain outstanding and have not yet expired;

WHEREAS, the DWI Stock Option Plan is unclear as to the effect of a spin-off of a subsidiary of the Company as an independent company on outstanding stock options held by individuals who are employed by the subsidiary that is spun-off;

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to amend the DWI Stock Option Plan to clarify the effect of a spin-off on outstanding options held by employees of the subsidiary that is spun-off;

NOW,  THEREFORE,  BE  IT  RESOLVED  AS  FOLLOWS:

RESOLVED, that Section 10., Exercise of Options, is amended by adding the following to the end of the third paragraph:

          "If a Subsidiary of the Company is spun-off from the Company by means of (i) a distribution of the stock of the Subsidiary to the shareholders of the Company or (ii) the distribution of the stock of a direct or indirect parent corporation of the Subsidiary to the shareholders of the Company, no employee of such Subsidiary shall be treated as having had his or her employment with a Subsidiary of the Company terminated solely as a result of such spin-off."

RESOLVED, that the officers of the Company, and each of them, are authorized and directed to execute such documents and take such actions as any of them may deem necessary or appropriate to amend the terms of any and all outstanding stock options granted pursuant to the DWI Stock Option Plan to conform to the substance of the foregoing amendment to the DWI Stock Option Plan.

Adopted  April  25,  2000.